Exhibit 99

Eaton Reports Third Quarter Net Income Per Share up 58 Percent to $1.09 on Record Quarterly Revenue

     CLEVELAND--(BUSINESS WIRE)--Oct. 14, 2004--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.09 for the third quarter of 2004, an increase of 58 percent over net income per share of $.69 in the third quarter of 2003. Sales in the quarter were a record $2.54 billion, 26 percent above the same period in 2003. Net income was $170 million compared to $107 million in 2003, an increase of 59 percent.
     Net income in both periods included charges for restructuring activities related to the integration of acquisitions. Before these restructuring charges, operating earnings per share in the third quarter of 2004 were $1.13 versus $.72 per share in 2003, an increase of 57 percent, and operating earnings for the third quarter of 2004 were $177 million compared to $112 million in 2003, an increase of 58 percent.
     Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are very pleased with our third quarter. Sales growth of 26 percent in the quarter consisted of 13 percent from organic growth, 11 percent from acquisitions, and 2 percent from exchange rates. Our organic growth was comprised of 9 percent in our end markets and 4 percent from outgrowing our end markets.
     "We continue to expect our markets to grow between 7 and 8 percent for full year 2004," said Cutler. "Mobile hydraulics and truck markets have continued their strong performance, while electrical markets have posted modest growth and automotive markets are likely to post a small decline for the year.
     "We are pleased with our third quarter margins, which were strong despite the normal seasonal weakness in our automotive business, higher metals costs, and the addition of the Powerware business, whose margins are currently lower than the rest of our electrical business," said Cutler.
     "We anticipate that net income per share for 2004 will be between $3.95 and $4.05, and accordingly we anticipate that net income per share for the fourth quarter of 2004 will be between $.98 and $1.08. Operating earnings per share, which exclude restructuring charges to integrate our recent acquisitions, are anticipated for 2004 to be between $4.10 and $4.20, with operating earnings per share for the fourth quarter of between $1.03 and $1.13."

     Business Segment Results

     Third quarter sales of the Fluid Power segment were $759 million, 11 percent above the third quarter of 2003. Fluid Power markets grew 9 percent compared to the same period in 2003, with global hydraulics shipments up an estimated 16 percent, commercial aerospace markets up 7 percent, defense aerospace markets up 2 percent, and European automotive production up 1 percent. Operating profits in the third quarter were $81 million. Operating profits before restructuring charges were $84 million, up 25 percent compared to a year earlier.
     "The strong growth in the mobile and industrial hydraulics markets seen in the first half continued into the third quarter," said Cutler. "We anticipate that the growth in mobile and industrial hydraulics is likely to continue well into 2005, although the rate of growth is likely to moderate from the levels seen in 2004. The commercial aerospace market showed the strongest quarterly growth since 2001, driven by strong growth in passenger air miles flown plus higher new plane deliveries. We now anticipate stronger commercial aerospace growth in 2005 than we had foreseen earlier this year.
     "We closed the acquisition of the Walterscheid European connector business of GKN plc in early September," said Cutler. "This acquisition expands our product range and sales channels in Europe while also strengthening our position as a systems provider."
     In the Electrical segment, third quarter sales were $869 million, up 42 percent over 2003. Excluding the impact of the Powerware acquisition and the joint venture with Caterpillar formed in August of 2003, third quarter sales were up 7 percent compared to 2003. Operating profits in the third quarter were $70 million. Operating profits before restructuring charges were $78 million, up 44 percent from results in 2003.
     "End markets for our electrical business grew about 5 percent during the third quarter," said Cutler. "We expect modest end market growth over the balance of the year, with more significant growth likely in 2005.
     "We were particularly pleased with the performance of the Powerware acquisition in its first full quarter as part of Eaton," said Cutler. "Orders for Powerware in the third quarter were 13 percent higher than the third quarter of 2003."
     The Automotive segment posted third quarter sales of $430 million, 9 percent above the comparable quarter of 2003. Automotive production in NAFTA was lower by 2 percent and in Europe was up 1 percent over the third quarter of 2003. Operating profits were $50 million, up 14 percent. As expected, the third quarter operating margin was impacted by higher metals prices and third quarter European customer shutdowns.
     "The Automotive segment again recorded strong revenue growth despite flat markets," said Cutler. "We are expecting that the markets in NAFTA and Europe will be slightly down over the balance of the year."
     The Truck segment posted sales of $485 million in the third quarter, up 44 percent compared to 2003, and recorded operating profits of $93 million, up 79 percent from results in 2003. The operating margin for the third quarter was a record 19.2 percent. NAFTA heavy-duty production was up 47 percent compared to 2003, NAFTA medium-duty production was up 9 percent, European truck production was up 8 percent, and Brazilian vehicle production was up 33 percent.
     "Third quarter production of NAFTA heavy-duty trucks totaled 69,000 units, about 10 percent more than in the second quarter of 2004," said Cutler. "Monthly orders for new NAFTA heavy-duty trucks during the third quarter have averaged 28,000 units. While order levels would support another significant growth in production in the fourth quarter, given the capacity constraints faced by other suppliers to the truck assemblers we continue to estimate that the NAFTA heavy-duty market in 2004 is likely to total 255,000 units.
     "We made significant progress during the quarter on both our new truck joint ventures in China," said Cutler. "The medium-duty joint venture with FAW formally started in September. We are still on target to start production in our Eaton Fast Gear heavy-duty joint venture in the fourth quarter of this year.
     Eaton Corporation is a diversified industrial manufacturer with 2003 sales of $8.1 billion. Eaton is a global leader in fluid power systems and services for industrial, mobile and aircraft equipment; electrical systems and components for power quality, distribution and control; automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety; and intelligent truck drivetrain systems for safety and fuel economy. Eaton has 55,000 employees and sells products to customers in more than 100 countries. For more information, visit www.eaton.com.
     Notice of Conference Call: Eaton's conference call to discuss its third quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.
     This news release contains forward-looking statements concerning the fourth quarter 2004 and full year 2004 net income per share and operating earnings per share, the performance of our worldwide markets, and volumes from new business awards. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions, divestitures, and joint ventures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

     Financial Results

     The company's comparative financial results for the three months and nine months ended September 30, 2004 and 2003 are available on the company's Web site, www.eaton.com.

Eaton Corporation
Comparative Financial Summary

                               Three months ended   Nine months ended
                                  September 30        September 30
                               ------------------- -------------------
(Millions except for per share
 data)                             2004     2003      2004      2003
                                   ----     ----      ----      ----

Net sales                         $2,543   $2,026    $7,184    $5,978
Income before income taxes           211      142       587       363
Net income                           170      107       465       272

Net income per Common Share
 assuming dilution                $ 1.09   $ 0.69    $ 2.97    $ 1.83
Average number of Common Shares
 outstanding assuming dilution     156.9    154.5     156.8     148.5

Net income per Common Share
 basic                            $ 1.12   $ 0.70    $ 3.05    $ 1.86
Average number of Common Shares
 outstanding basic                 152.8    151.8     152.8     146.3

Cash dividends paid per Common
 Share                            $ 0.27   $ 0.24    $ 0.81    $ 0.68

Reconciliation of net income to
operating earnings
-------------------------------
Net income                        $  170   $  107    $  465    $  272
Excluding restructuring charges
 (after-tax)                           7        5        16        16
                                  ------   ------    ------    ------
Operating earnings                $  177   $  112    $  481    $  288
                                  ======   ======    ======    ======

Net income per Common Share
 assuming dilution                $ 1.09   $ 0.69    $ 2.97    $ 1.83
Per share impact of
 restructuring charges (after-
 tax)                               0.04     0.03      0.10      0.11
                                  ------   ------    ------    ------
Operating earnings per Common
 Share                            $ 1.13   $ 0.72    $ 3.07    $ 1.94
                                  ======   ======    ======    ======

See accompanying notes.



Eaton Corporation
Statements of Consolidated Income

                               Three months ended   Nine months ended
                                  September 30        September 30
                               ------------------- -------------------
(Millions except for per share
 data)                             2004     2003      2004      2003
                                   ----     ----      ----      ----

Net sales                         $2,543   $2,026    $7,184    $5,978

Cost of products sold              1,836    1,479     5,183     4,392
Selling & administrative expense     406      327     1,156       995
Research & development expense        72       57       196       168
Interest expense-net                  20       20        58        68
Other (income) expense-net            (2)       1         4        (8)
                                  ------   ------    ------    ------
Income before income taxes           211      142       587       363
Income taxes                          41       35       122        91
                                  ------   ------    ------    ------
Net income                        $  170   $  107    $  465    $  272
                                  ======   ======    ======    ======

Net income per Common Share
 assuming dilution                $ 1.09   $ 0.69    $ 2.97    $ 1.83
Average number of Common Shares
 outstanding assuming dilution     156.9    154.5     156.8     148.5

Net income per Common Share
 basic                            $ 1.12   $ 0.70    $ 3.05    $ 1.86
Average number of Common Shares
 outstanding basic                 152.8    151.8     152.8     146.3

Cash dividends paid per Common
 Share                            $ 0.27   $ 0.24    $ 0.81    $ 0.68

See accompanying notes.



Eaton Corporation
Business Segment Information

                               Three months ended   Nine months ended
                                  September 30        September 30
                               ------------------- -------------------
(Millions)                         2004     2003      2004      2003
                                   ----     ----      ----      ----

Net sales
---------
Fluid Power                       $  759   $  683    $2,319    $2,083
Electrical                           869      612     2,177     1,701
Automotive                           430      395     1,386     1,267
Truck                                485      336     1,302       927
                                  ------   ------    ------    ------
                                  $2,543   $2,026    $7,184    $5,978
                                  ======   ======    ======    ======
Operating profit
----------------
Fluid Power                       $   81   $   65    $  253    $  186
Electrical                            70       49       172       114
Automotive                            50       44       184       164
Truck                                 93       52       232       114
                                  ------   ------    ------    ------
                                     294      210       841       578
Corporate
---------
Amortization of intangible
 assets                               (7)      (5)      (18)      (18)
Interest expense-net                 (20)     (20)      (58)      (68)
Minority interest                     (2)      (3)       (6)       (9)
Pension & other postretirement
 benefit expense                     (19)     (15)      (59)      (42)
Other corporate expense-net          (35)     (25)     (113)      (78)
                                  ------   ------    ------    ------
Income before income taxes           211      142       587       363
Income taxes                          41       35       122        91
                                  ------   ------    ------    ------
Net income                        $  170   $  107    $  465    $  272
                                  ======   ======    ======    ======

See accompanying notes.



Eaton Corporation
Condensed Consolidated Balance Sheets

                                                    Sept. 30, Dec. 31,
(Millions)                                            2004      2003
                                                      ----      ----

Assets
Current assets
--------------
Cash                                                 $   83    $   61
Short-term investments                                  267       804
Accounts receivable                                   1,649     1,190
Inventories                                             930       721
Deferred income taxes & other current assets            296       317
                                                     ------    ------
                                                      3,225     3,093

Property, plant & equipment-net                       2,057     2,076
Goodwill                                              2,496     2,095
Other intangible assets                                 568       541
Deferred income taxes & other assets                    537       418
                                                     ------    ------
                                                     $8,883    $8,223
                                                     ======    ======

Liabilities & Shareholders' Equity
Current liabilities
-------------------
Short-term debt & current portion of long-term
 debt                                                $  294    $  302
Accounts payable                                        761       526
Accrued compensation                                    257       204
Accrued income & other taxes                            295       298
Other current liabilities                               917       796
                                                     ------    ------
                                                      2,524     2,126

Long-term debt                                        1,647     1,651
Postretirement benefits other than pensions             623       636
Pensions & other liabilities                            719       693
Shareholders' equity                                  3,370     3,117
                                                     ------    ------
                                                     $8,883    $8,223
                                                     ======    ======

See accompanying notes.


Eaton Corporation
Notes to Third Quarter 2004 Earnings Release
--------------------------------------------
Dollars in millions, except for per share data (per share data assume dilution)

Acquisitions of Businesses
--------------------------
On September 1, 2004, Eaton acquired the Walterscheid Rohrverbindungstechnik GmbH business (Walterscheid) from GKN plc for $48 of cash. Walterscheid, a German manufacturer of hydraulic tube connectors and fittings primarily for the European market, had 2003 sales of $52 and is located in Lohmar, Germany. Its products are used in mobile and stationary markets such as construction and agricultural equipment and machine tools. Eaton's operating results for 2004 include Walterscheid from the date of acquisition. This business is included in the Fluid Power segment.

Also in September 2004, Eaton contributed $28 of cash as its share in the new medium-duty transmission joint venture with FAW located in Changchun, China. This business is included in the Truck segment.

On June 9, 2004, Eaton acquired Powerware Corporation, the power systems business of Invensys plc, for $560 of cash. Powerware, based in Raleigh, N.C., is a global market leader in Uninterruptible Power Systems (UPS), DC Power products, and power quality services. Powerware had revenues of $775 for the year ended March 31, 2004. Powerware has operations in the United States, Canada, Europe, South America and in the Asia/Pacific area that provide products and services utilized by computer manufacturers, industrial companies, governments, telecommunications firms, medical institutions, data centers and other businesses. Eaton's operating results for 2004 include Powerware from the date of acquisition. This business is included in the Electrical segment.

Restructuring Charges
---------------------
In 2004, Eaton incurred restructuring charges related primarily to the integration of: Powerware, acquired in June 2004; the electrical division of Delta plc, acquired in January 2003; and the Boston Weatherhead fluid power business, acquired in November 2002. In 2003, the restructuring charges related primarily to the integration of the electrical division of Delta plc and the Boston Weatherhead fluid power business. A summary of these charges follows:

                            Three months ended September 30
                   --------------------------------------------------
                                                     Operating profit
                                                          before
                   Restructuring   Operating profit   restructuring
                      charges        as reported          charges
                   -------------   ---------------   ----------------
                    2004   2003     2004     2003     2004      2003
                    ----   ----     ----     ----     ----      ----
Fluid Power        $   3  $   2    $  81    $  65    $  84     $  67
Electrical             8      5       70       49       78        54
Automotive             -      -       50       44       50        44
Truck                  -      -       93       52       93        52
                   -----  -----    -----    -----    -----     -----
Total pretax
 charges           $  11  $   7    $ 294    $ 210    $ 305     $ 217
                   =====  =====    =====    =====    =====     =====
After-tax charges  $   7  $   5
Per Common Share   $0.04  $0.03
Operating margin                    11.6%    10.4%    12.0%     10.7%


                             Nine months ended September 30
                   --------------------------------------------------
                                                     Operating profit
                                                          before
                   Restructuring   Operating profit   restructuring
                      charges        as reported          charges
                   -------------   ---------------   ----------------
                    2004   2003     2004     2003     2004      2003
                    ----   ----     ----     ----     ----      ----
Fluid Power        $   5  $  11    $ 253    $ 186    $ 258     $ 197
Electrical            20     12      172      114      192       126
Automotive             -      -      184      164      184       164
Truck                  -      -      232      114      232       114
                   -----  -----    -----    -----    -----     -----
                      25     23    $ 841    $ 578    $ 866     $ 601
                                   =====    =====    =====     =====
Corporate              -      1
                   -----  -----
Total pretax
 charges           $  25  $  24
                   =====  =====
After-tax charges  $  16  $  16
Per Common Share   $0.10  $0.11
Operating margin                    11.7%     9.7%    12.1%     10.1%

The restructuring charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the charges reduced Operating profit of the related business segment or were included in Other corporate expense-net, as appropriate.

Retirement Benefit Plans
------------------------
Pretax income for third quarter 2004 was reduced by $6 ($4 after-tax, or $0.03 per Common Share) compared to third quarter 2003 due to increased pension and other postretirement benefit expense in 2004 resulting from the decline over the last several years in the market value of equity investments held by Eaton's pension plans, coupled with the effect of the lowering of discount rates associated with pension and other postretirement benefit liabilities at year-end 2003. These increased costs were partially offset by the effect of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Pretax income for the first nine months of 2004 was similarly reduced by $22 ($14 after-tax, or $0.09 per Common Share) compared to the same period in 2003. During January 2004, Eaton made a voluntary contribution of $75 to its United States qualified pension plans.

Income Taxes
------------
The effective income tax rates for third quarter and the first nine months of 2004 were 19.6% and 20.8%, respectively, compared to 25.0% for the same periods in 2003. The lower rates in 2004 reflect many factors, including higher earnings in international tax jurisdictions with lower income tax rates and increased use of international tax credit carryforwards.

Reconciliation of Operating Earnings
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before restructuring charges for each business segment, each of which excludes amounts that make it different from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that each of these financial measures is useful to investors because it excludes transactions that are unusual due to their nature and therefore allows investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.

     CONTACT: Eaton Corporation
              Gary Klasen, 216-523-4736 (Media Relations)
              William C. Hartman, 216-523-4501 (Investor Relations)